Exhibit 5.1
October 13, 2006
Color Kinetics Incorporated
10 Milk Street, Suite 1100
Boston, MA 02108
Ladies and Gentlemen:
     We are familiar with the Registration Statement on Form S-3 filed by Color Kinetics Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company, and by certain security holders of the Company, each of whom is or will be named in the Prospectus contained in the Registration Statement or in a Prospectus Supplement (the “Selling Stockholders”), of an indeterminate number of shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”). The Shares will be offered and sold from time to time as set forth in the Registration Statement, in the prospectus included in the Registration Statement (the “Prospectus”) and in one or more supplements to the Prospectus (each a “Prospectus Supplement”).
     We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders provided to us by the Company, and the stock records of the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.
     Based upon and subject to the foregoing, it is our opinion that:
     (a) the Company has corporate power adequate for the issuance of the Shares to be issued by the Company in accordance with the Registration Statement.
     (b) When the issuance of any Shares to be offered by the Company has been duly authorized by the Board of Directors of the Company, and such Shares have been duly issued, sold and delivered in accordance with the definitive underwriting agreement, purchase agreement or other similar agreement, if any, approved by the Board of Directors of the Company, all as described in the Registration Statement, the Prospectus and any applicable Prospectus Supplement, then such Shares to be offered and sold by the Company will be legally issued, fully paid and non-assessable.
     (c) The Shares that are currently outstanding and that are to be offered and sold by the Selling Stockholders are legally issued, fully paid and non-assessable.

     (d) Any Shares to be offered by a Selling Stockholder who is named in the Prospectus that are issuable upon the exercise of a currently outstanding stock option or warrant will be, upon the exercise by such Selling Stockholder of such stock option or warrant in accordance with the terms thereof, and upon receipt by the Company of the exercise price therefor, as specified in such stock option or warrant, legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.

Very truly yours, FOLEY HOAG llp
By:	/s/ Robert W. Sweet, Jr.
a Partner